Exhibit 10.23

Performance Stock unit award Certificate

Relative Total Shareholder Return (“rTSR”)

(UNITED STATES)

Non-transferable

GRANT TO

«Full_Name»

(“Grantee”)

by Sally Beauty Holdings, Inc. (the “Company”) of

performance stock units (the “PSUs” or “rTSR PSUs”) representing the right to earn, on a one-for-one basis, shares of the Company’s common stock, par value $0.01 pursuant to and subject to the provisions of the Sally Beauty Holdings, Inc. 2019 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the PSUs, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan.

The target number of shares of Common Stock subject to this award is «rTSR_PSUs» (the “rTSR Target Award”). Depending on the Company’s level of attainment of specified targets for Relative Total Shareholder Return (“rTSR”) for the three-year performance period (as such terms are defined in this Award Certificate), and Grantee’s continued service with the Company or a Subsidiary, Grantee may earn 0% to 200% of the rTSR Target Award, in accordance with the matrix attached hereto as Exhibit A and the terms of this Certificate.

IN WITNESS WHEREOF, Sally Beauty Holdings, Inc. has caused this Award Certificate to be executed as of the Grant Date, as indicated below.

SALLY BEAUTY HOLDINGS, INC.By: _____________________________ Denise PaulonisIts: President, Chief Executive Officer & DirectorGrant Date: November 2, 2022

Acknowledged and Accepted by Grantee*

*Grantee’s electronic signature indicates Grantee’s acknowledgment and acceptance of the PSUs and the Terms and Conditions.

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TERMS AND CONDITIONS

1.Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Award Certificate:

“Beginning Stock Price” means, with respect to the Company and any rTSR Comparator Company, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the thirty (30) consecutive trading days ending with the last trading day before the beginning of the rTSR Performance Period. For the purpose of determining the Beginning Stock Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.  The Committee shall adjust the Beginning Stock Price to account for any recapitalization or similar corporate capitalization change of the Company or any rTSR Comparator Company during the rTSR Performance Period (or during the applicable 30-day period in determining Beginning Stock Price or Ending Stock Price, as the case may be), such as a stock split, reverse stock split or stock dividend.

“Conversion Date” means November 15, 2025.

“Ending Stock Price” means, with respect to the Company and any other rTSR Comparator Company, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the thirty (30) consecutive trading days ending on the last trading day of the rTSR Performance Period. For the purpose of determining the Ending Stock Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

“rTSR” means Relative Total Shareholder Return.

“rTSR Comparator Companies” means the companies comprising the S&P Composite 1500 Specialty Stores Index as of the first day of the rTSR Performance Period (which companies are listed on Exhibit B attached hereto) provided that, except as provided below, the common stock of each company is continually listed or traded on a national securities exchange from the first day of the rTSR Performance Period through the last trading day of the rTSR Performance Period, subject to the following:

(i) if the common stock of any rTSR Comparator Company ceases to be publicly traded at any time during the rTSR Performance Period by reason of exchange delisting, bankruptcy, liquidation or dissolution of the company, such company shall remain an rTSR Comparator Company for the entire rTSR Performance Period and the TSR for such rTSR Comparator Company shall be negative one hundred percent (-100%); and

(ii) if the common stock of an rTSR Comparator Company ceases to be publicly traded at any time during the rTSR Performance Period by reason of a merger, acquisition, spin-off, going-private transaction or other similar corporate transaction, or in the event of a public announcement during the rTSR Performance Period of any such transaction that has not closed by the end of the rTSR Performance Period, such company shall be disregarded and shall not be considered an rTSR Comparator Company for the entirety of the rTSR Performance Period.

“rTSR Confirmed PSUs” is defined on Exhibit A hereto.

“rTSR Performance Multiplier” means the percentage, from 0% to 200%, that will be applied to the rTSR Target Award to determine the number of rTSR PSUs that will convert to shares of Common Stock on the Conversion Date, as more fully described in Exhibit A hereto.

“rTSR Performance Objective” means Relative Total Shareholder Return (“rTSR”) for the rTSR Performance Period, as more fully described in Exhibit A hereto.

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“rTSR Performance Period” means the fiscal years of the Company beginning on October 1, 2022 and ending on September 30, 2025.

“Total Shareholder Return” or “TSR” shall be determined with respect to the Company and any other rTSR Comparator Company by dividing: (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Stock Price from the applicable Ending Stock Price plus (ii) all dividends and other distributions on the respective shares with an ex-dividend date that falls during the rTSR Performance Period by (b) the applicable Beginning Stock Price. Any non-cash distributions on the respective shares shall be valued at fair market value. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.:

TSR =

2.PSUs.

(a)Conversion Date. The PSUs have been credited to a bookkeeping account on behalf of Grantee. The PSUs will be earned in whole, in part, or not at all, on the Conversion Date to the extent that the Performance Objective is attained, as provided on Exhibit A attached hereto. Any PSUs that fail to vest in accordance with the terms of this Award Certificate will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company conducts its business, or other unusual or non-recurring events or circumstances render the Performance Objective to be unsuitable, the Committee may modify the Performance Objective in whole or in part, as the Committee deems appropriate.

(b)Forfeiture of PSUs.  If Grantee terminates service with the Company and its Subsidiaries prior to the Conversion Date for any reason other than as set forth in Section 2(c) or (d) hereof, then the Grantee shall, for no consideration, forfeit all PSUs.

(c)Death or Disability.  If, as a result of Grantee’s death or Disability, Grantee terminates service with the Company and its Subsidiaries prior to the Conversion Date, then, provided Grantee has provided continuous, eligible service to the Company from the Grant Date until Grantee’s death or Disability, Grantee or, as the case may be, Grantee’s estate, shall retain a portion of the PSUs determined by multiplying the total number of PSUs awarded under this Award Certificate by a fraction, the numerator of which is the number of days elapsed from the commencement of the Performance Period through the date of Grantee’s termination of service, and the denominator of which is the number of days in the Performance Period (the “Retained Death/Disability Award”), and the remainder of the PSUs shall be forfeited and canceled as of the date of Grantee’s termination of service. The Retained Death/Disability Award shall be earned, in whole, in part, or not at all, on the Conversion Date to the extent that the Performance Objective is attained, as provided on Exhibit A attached hereto.

(d)Retirement.  If Grantee’s service with the Company is terminated as a result of his or her Retirement and Grantee agrees to be bound by certain restrictive covenants (including non-competition, non-solicitation, non-disclosure and non-disparagement covenants as determined in the sole discretion of the Company) (“Restrictive Covenants”), for the three-year period following his or her Retirement, then provided Grantee has provided continuous, eligible service to the Company from the Grant Date until Grantee’s Retirement, Grantee shall retain a portion of the PSUs determined by multiplying the total number of PSUs awarded under this Award Certificate by a fraction, the numerator of which is the number of days elapsed from the commencement of the Performance Period through the date of Grantee’s termination of service by reason of his or her Retirement, and the denominator of which is the number of days in the Performance Period (the “Retained Retirement Award”), and the remainder of

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the PSUs shall be forfeited and canceled as of the date of Grantee’s termination of service. The Retained Retirement Award shall be earned, in whole, in part, or not at all, on the Conversion Date to the extent that the Performance Objective is attained, as provided on Exhibit A attached hereto. If, in the sole discretion of the Committee, Grantee violates one of the Restrictive Covenants during the three-year period following Grantee’s Retirement, then all PSUs shall be immediately forfeited and cancelled as of the date of such violation. If Grantee’s service with the Company is terminated as a result of his or her Retirement and Grantee does not agree to be bound by Restrictive Covenants, then the PSUs shall be immediately forfeited and cancelled as of the date of Grantee’s termination of service.

(e)Change in Control.

(i)If there is a Change in Control and the Committee determines that the PSUs shall not become an Assumed Award (as defined in Section 13.8(b) of the Plan), then (A) the PSUs shall first convert to time-based Restricted Stock Units (RSUs) as follows: (X) if the Change in Control occurs during the rTSR Performance Period, then the PSUs shall convert, on a one-for-one basis, to a number of time-based RSUs equal to the number of shares of Common Stock underlying the rTSR Target Award; and (Y) if the Change in Control occurs following completion of the rTSR Performance Period but prior to the Conversion Date, then the PSUs shall convert, on a one-for-one basis, to a number of time-based RSUs based upon actual performance, as determined by the Committee (as constituted immediately prior to the Change in Control); (B) the time-based vesting restrictions on all such RSUs shall lapse immediately prior to such Change of Control; and (C) either (1) shares of Common Stock underlying the RSUs shall be issued immediately prior to such Change in Control to Grantee, or (2) at the discretion of the Committee (as constituted immediately prior to the Change in Control), the RSUs shall be cancelled in exchange for an amount equal to the product of the Change in Control Price, multiplied by the aggregate number of shares of Common Stock covered by such RSUs.

(ii)If there is a Change in Control and the Committee determines that the PSUs shall become an Assumed Award (as defined in, and in accordance with the terms and conditions set forth in, Section 13.8(b) of the Plan), then (A) the PSUs shall first convert to time-based RSUs as follows: (X) if the Change in Control occurs during the rTSR Performance Period, then the PSUs shall convert, on a one-for-one basis, to a number of time-based RSUs based upon the number of shares of Common Stock underlying the rTSR Target Award (the “Converted Performance Award”), and the Converted Performance Award shall vest on the earlier of (1) the scheduled vesting date specified in the Award Certificate absent a Change in Control, subject to Grantee’s continued employment with the surviving entity on such date, or (2) Grantee’s Qualifying Termination (as defined in Section 13.8(b)(iv) of the Plan); and (Y) if the Change in Control occurs following completion of the rTSR Performance Period but prior to the Conversion Date, then the PSUs shall convert, on a one-for-one basis, to a number of time-based RSUs based upon actual performance, as determined by the Committee (as constituted immediately prior to the Change in Control), and such time-based RSUs shall vest as of the scheduled vesting date specified in the Award Certificate absent a Change in Control, subject to Grantee’s continued employment with the surviving entity on such date, or (2) Grantee’s Qualifying Termination.

(iii)Payment of any amounts under this Section 2(e) shall be payable to Grantee in full as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control.

3.Restrictions on Transfer and Pledge.  Unless otherwise determined by the Committee and provided in this Award Certificate or the Plan, the PSUs shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred except by will or the laws of descent and distribution. Any attempted assignment of a Performance Unit in violation of this Award Certificate shall be null and void. The Company shall not be required to honor the transfer of any PSUs that have been sold or otherwise transferred in violation of any of the provisions of this Award Certificate or the Plan.

4.Rights.  PSUs represent an unsecured promise of the Company to issue shares of Common Stock of the Company as otherwise provided in this Award Certificate. Other than the rights provided in this Award Certificate,

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Grantee shall have no rights of a stockholder of the Company with respect to the PSUs awarded under this Award Certificate unless and until such PSUs have vested and the related shares of Common Stock have been issued pursuant to the terms of this Award Certificate. Upon conversion of the PSUs into shares of Common Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.

5.Dividend Equivalents.  If any dividends or other distributions are paid with respect to the shares of Common Stock while the PSUs are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the PSUs shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee until the Conversion Date. Such amounts shall be subject to the same vesting and forfeiture provisions as the PSUs to which they relate. Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the Conversion Date, provided that Grantee has provided continuous, eligible service to the Company through the Conversion Date.

6.Conversion to Common Stock.  Unless the PSUs are forfeited prior to the Conversion Date, and except as otherwise provided in Section 2(e), the Confirmed PSUs will convert to shares of Common Stock on the Conversion Date, and provided, further, that that Grantee has provided continuous, eligible service to the Company through the Conversion Date. Evidence of the issuance of the shares of Common Stock pursuant to this Award Certificate may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of the Grantee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate. In the event the shares of Common Stock issued pursuant to this Award Certificate remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that the Grantee is prohibited from entering into any transaction that would violate any such restrictions, until such restrictions lapse.

7.Covenants.

(a)Post-Employment Non-Solicitation. Grantee agrees that for a period of one year following Grantee’s termination of service with the Company for any reason, Grantee will not either directly or indirectly solicit for employment or otherwise interfere with the relationship of the Company or any Affiliate of the Company with any natural person who is then-currently employed by or otherwise engaged to perform services for the Company or any Affiliate of the Company. Grantee further agrees that Grantee will not interfere with the business relationship between the Company and any Affiliate of the Company and one of its customers, suppliers or vendors by soliciting, inducing, or otherwise encouraging the customer, supplier or vendor to reduce or stop doing business with the Company and any Affiliate of the Company. In the event Grantee’s service with the Company is terminated as a result of his or her Retirement, the provisions of this Section 7 shall apply regardless of whether Grantee agrees to be bound to Restrictive Covenants set forth in Section 2(d).

(b)Non-Disclosure. Grantee agrees that Grantee will not, directly or indirectly, use, distribute, or disclose to any person (other than in connection with Grantee’s duties on behalf of the Company) any confidential or proprietary information regarding the Company’s business, including but not limited to, practices, procedures, and policies; trade secrets; techniques; technology; studies and reports; marketing and business plans; financial information; employment information; and any and all other information of the Company that is valuable to the Company and not generally known outside of the Company. This obligation shall remain in effect for as long as the information or materials in question retain their status as confidential. This provision does not, however, prohibit disclosure of information that was or becomes generally known or available to the public through no fault of Grantee. Notwithstanding the foregoing obligations and restrictions regarding confidential information, nothing in this Agreement shall prohibit or restrict, or is intended to prohibit or restrict, Grantee from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Grantee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required

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disclosure by Grantee; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Grantee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Grantee has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.Tax Matters.

(a)Grantee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this Award Certificate.

(b)The Company or any Subsidiary employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the PSUs. The withholding requirement shall be satisfied by withholding from the settlement of the PSUs shares of Common Stock having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.Restrictions on Issuance of Shares of Common Stock.  If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Common Stock covered by the PSUs upon any securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the PSUs, the PSUs may not be settled in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

11.No Right to Continued Service.  Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Grantee’s employment or service at any time, nor confer upon Grantee any right to continue in employment or service of the Company or any Subsidiary.

12.Successors.  This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

13.Notice.  Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

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14.Amendments and Modifications.   The Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, amend or modify this Award Certificate in any manner that is either (i) not adverse to Grantee, or (ii) consented to by Grantee.

15.Compensation Recoupment Policy.  This Award Certificate shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.

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EXHIBIT A

rTSR Performance Objective

The rTSR PSUs will be earned, in whole, in part or not at all, based on Grantee’s continuous service with the Company or a Subsidiary through the Conversion Date, except as otherwise provided in the Terms and Conditions, and the Company’s TSR relative to the rTSR Comparator Companies, as determined in accordance with the following payout scale:

Payout Scale (1)(2)	Sally Beauty Holdings, Inc.’s TSR Percentile Rank vs. rTSR Comparator Companies	rTSR Performance Multiplier
Maximum	≥ 85th %ile	200%
Target	55th %ile	100%
Threshold	25th %ile	25%
Below Threshold	< 25th %ile	0%

(1)	Payouts between performance levels will be determined based on straight line interpolation.
(2)	If Sally Beauty Holdings, Inc.’s absolute TSR for the rTSR Performance Period is negative, then the rTSR Performance Multiplier will be capped at 100%.

Determination of Payout:  No later than sixty (60) days after the end of the rTSR Performance Period, the Committee shall determine and certify (i) the Company’s TSR percentile rank vs. the rTSR Comparator Companies, (ii) the rTSR Performance Multiplier, and (iii) the resulting number of PSUs earned and vested (“rTSR Confirmed PSUs”).  The number of rTSR Confirmed PSUs shall be determined by multiplying the rTSR Target Award by the rTSR Performance Multiplier. Confirmed rTSR PSUs will be converted into shares of Common Stock as provided in Section 6 of this Award Certificate.

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EXHIBIT B

rTSR Comparator Companies

Abercrombie & Fitch Co.	LL Flooring Holdings, Inc.
Academy Sports and Outdoors, Inc.	Lowe's Companies, Inc.
Advance Auto Parts, Inc.	MarineMax, Inc.
American Eagle Outfitters, Inc.	Monro, Inc.
America's Car-Mart, Inc.	Murphy USA Inc.
Asbury Automotive Group, Inc.	National Vision Holdings, Inc.
AutoNation, Inc.	O'Reilly Automotive, Inc.
AutoZone, Inc.	Rent-A-Center, Inc.
Bath & Body Works, Inc.	RH
Bed Bath & Beyond Inc.	Ross Stores, Inc.
Best Buy Co., Inc.	Shoe Carnival, Inc.
Boot Barn Holdings, Inc.	Signet Jewelers Limited
Caleres, Inc.	Sleep Number Corporation
CarMax, Inc.	Sonic Automotive, Inc.
Chico's FAS, Inc.	The Aaron’s Company, Inc.
Conn's, Inc.	The Buckle, Inc.
Designer Brands Inc.	The Cato Corporation
DICK'S Sporting Goods, Inc.	The Children's Place, Inc.
Five Below, Inc.	The Gap, Inc.
Foot Locker, Inc.	The Home Depot, Inc.
GameStop Corp.	The ODP Corporation
Genesco Inc.	The TJX Companies, Inc.
Group 1 Automotive, Inc.	Tractor Supply Company
Guess?, Inc.	Ulta Beauty, Inc.
Haverty Furniture Companies, Inc.	Urban Outfitters, Inc.
Hibbett, Inc.	Victoria’s Secret & Co.
Leslie’s, Inc.	Williams-Sonoma, Inc.
Lithia Motors, Inc.	Zumiez Inc.

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